Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated April 15, 2013

Release New York	April 15, 2013

Deutsche Bank to Reopen Issuances of Twenty-Six Exchange Traded Notes

Deutsche Bank today announced that it will reopen issuances of twenty-six Exchange Traded Notes (the “ETNs”), effective after the close of trading on April 15, 2013.  The ETNs were temporarily suspended from further issuances by Deutsche Bank on March 29, 2013 due to the postponement of the publication of its 2012 Annual Report and Form 20-F.

As disclosed in the pricing supplements relating to the ETNs, the market value of ETNs may be influenced by, among other things, the levels of supply and demand for the ETNs. It is possible that the reopening of the ETNs, as described above, may materially influence the market value of the ETNs.

Investors considering any purchase of the ETNs should be aware of the fact that the trading price of the ETNs on the exchange could be significantly different from their intraday indicative value, which is meant to approximate the intrinsic economic value of the ETNs.  Paying a premium purchase price over the intraday indicative value of the ETNs could lead to significant losses.

Issuances of the following ETNs will be resumed:

PowerShares DB Base Metals Double Short ETN	(NYSE Arca: BOM)
PowerShares DB Base Metals Double Long ETN	(NYSE Arca: BDD)
PowerShares DB Base Metals Short ETN	(NYSE Arca: BOS)
PowerShares DB Base Metals Long ETN	(NYSE Arca: BDG)
PowerShares DB Crude Oil Double Short ETN	(NYSE Arca: DTO, TSX: DOE)
PowerShares DB Crude Oil Short ETN	(NYSE Arca: SZO)
PowerShares DB Crude Oil Long ETN	(NYSE Arca: OLO)
PowerShares DB Gold Double Short ETN	(NYSE Arca: DZZ, TSX: DGJ)
PowerShares DB Gold Double Long ETN	(NYSE Arca: DGP,TSX: DGU)
PowerShares DB Gold Short ETN	(NYSE Arca: DGZ)
PowerShares DB US Inflation ETN	(NYSE Arca: INFL)
PowerShares DB US Deflation ETN	(NYSE Arca: DEFL)
PowerShares DB 3x Short 25+ Year Treasury Bond ETN	(NYSE Arca: SBND)
PowerShares DB 3x Long 25+ Year Treasury Bond ETN	(NYSE Arca: LBND)
PowerShares DB 3x Short US Dollar Index Futures ETN	(NYSE Arca: UDNT)
PowerShares DB 3x Long US Dollar Index Futures ETN	(NYSE Arca: UUPT)
PowerShares DB 3x Italian Treasury Bond Futures ETN	(NYSE Arca: ITLT)

Continued

Issued by press department of Deutsche Bank AG NY 60 Wall Street, New York, NY 10005 Phone +1 212 250 7171	Internet: http://www.db.com http://www/db.com/press E-Mail: press-media-relations.americas@db.com

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PowerShares DB Italian Treasury Bond Futures ETN	(NYSE Arca: ITLY)
PowerShares DB 3x German Bund Futures ETN	(NYSE Arca: BUNT)
PowerShares DB German Bund Futures ETN	(NYSE Arca: BUNL)
PowerShares DB 3x Japanese Govt Bond Futures ETN	(NYSE Arca: JGBT)
PowerShares DB Japanese Govt Bond Futures ETN	(NYSE Arca: JGBL)
PowerShares DB 3x Inverse Japanese Govt Bond Futures ETN	(NYSE Arca: JGBD)
PowerShares DB Inverse Japanese Govt Bond Futures ETN	(NYSE Arca: JGBS)
ELEMENTSSM — “Dogs of the Dow” Linked to the Dow Jones High Yield Select 10 Total Return IndexSM	(NYSE Arca: DOD)
ELEMENTSSM Linked to the Morningstar® Wide Moat Focus Total Return IndexSM	(NYSE Arca: WMW)

For further information, please call:

Deutsche Bank AG
Press and Media Relations

Pholida Phengsomphone
Phone: +1(212) 250-6853
pholida.phengsomphone@db.com

Deutsche Bank AG has filed a registration statement (including a prospectus, prospectus supplement and pricing supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and pricing supplement in that registration statement and other documents that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and pricing supplement if you so request by calling toll-free 1-877-369-4617.

Under Canadian law, this does not constitute a solicitation of a purchase of a security except in accordance with applicable law.

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